Exhibit 99.1

Travelport

— First Quarter 2012 Results —

Generating Momentum in Asia and Africa

Atlanta, GA, May 10 , 2012 — Travelport Limited, a leading provider of critical transaction processing for the global travel industry, today announces its financial results for the first quarter ended March 31, 2012.

Commenting on developments, Gordon Wilson, President and CEO of Travelport, said:

“This quarter has seen significant enhancements in our geographical position in the key growth regions of Asia and Africa, as we continue to execute on our strategy. Travelport announced a major partnership with AXESS, the GDS owned by Japan Airlines, which will run on Travelport technology by late 2013, as well as the vertical integration of our franchise in Southern Africa. Financial performance was solid and in line with our expectations, and we successfully restructured our near term debt.”

Operational Highlights:

•	Agreed significant new hosting partnership with Japan’s leading GDS

•	Expanded agreement with China’s TravelSky

•	Acquired Southern Africa franchise and commenced vertical integration

•	Successfully refinanced 2013 term loans

Financial Highlights for First Quarter 2012

($ in millions)	Q1 2012	Q1 2011	Change	% Change
Net Revenue	$550	$531	$19	4%
Operating Income	$66	$79	$(13)	(16)%
EBITDA	$123	$135	$(12)	(9)%
Adjusted EBITDA	$140	$147	$(7)	(5)%
Cash generated by operating activities	$29	$61	$(32)	(52)%

Travelport’s Net Revenue of $550 million for the first quarter of 2012 was $19 million (4%) higher than the first quarter of 2011 as a result of a 4% increase in transaction processing revenue after a 2% increase in segment volumes. Operating Income and EBITDA were $66 million and $123 million, respectively, for the first quarter of 2012, representing a decrease of 16% in Operating Income and a decrease of 9% in EBITDA compared to 2011. Adjusted EBITDA was $140 million for the first quarter of 2012, a 5% decrease compared to 2011.

Interest costs of $67 million were $10 million lower for 2012 due to a lower effective interest rate, including the impact of interest rate hedges, and a lower net debt balance.

Travelport generated $29 million in net cash from operating activities of continuing operations, a $32 million decrease from 2011, due to a $20 million payment under the 2011 employee incentive plan in March 2012 and fluctuations in our collections and payments cycles.

Travelport’s net debt was $3,169 million as of March 31, 2012, which comprised debt of $3,415 million less $109 million in cash and cash equivalents and less $137 million of cash held as collateral.

On May 8, 2012, Travelport successfully completed the refinancing of approximately $162 million of non-extended term loans due in 2013 through the issuance of new term loans due in 2015. In addition, Travelport extended the maturity of approximately $61 milion of its revolving credit facility to May 2015.

Conference Calls

The Company’s first quarter 2012 earnings conference call for investors will be held on Thursday, May 10, 2012, beginning at 0900hrs (EDT). There will be a conference call for global media at 1100 hrs (EDT) on the same date. Details for both these conference calls as well as the earnings presentation are available through the Investor Center section of the Company’s website (www.travelport.com/investor.aspx), where pre-registration for each individual event is required.

About Travelport

Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.

With a presence in over 170 countries, approximately 3,500 employees and 2011 net revenue of $2.0 billion, Travelport is comprised of the global distribution system (GDS) business, which includes the Galileo and Worldspan brands and its Airline IT Solutions business.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company.

Investor Contact

Julian Walker

Head of Corporate Communications and Investor Relations

+44 (0)1753 288 210

julian.walker@travelport.com

Media Contacts

Kate Aldridge

Senior Director, Corporate Communications, EMEA and APAC

+44 (0)1753 288 720

kate.aldridge@travelport.com

Jill Brenner

Senior Director, Corporate Communications, Americas

+1 (973) 939 1325

jill.brenner@travelport.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our universal desktop product; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our acquisition of Sprice and our controlling interest in eNett. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(in $ millions)	2012	2011
Net revenue	550	531

Costs and expenses
Cost of revenue	322	317
Selling, general and administrative	105	79
Depreciation and amortization	57	56

Total costs and expenses	484	452

Operating income	66	79
Interest expense, net	(67)	(77)

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(1)	2
Provision for income taxes	(8)	(11)
Equity in losses of investment in Orbitz Worldwide	(3)	(5)

Net loss from continuing operations	(12)	(14)
Loss from discontinued operations, net of tax	—	(10)

Net loss	(12)	(24)
Net loss attributable to non-controlling interest in subsidiaries	1	1

Net loss attributable to the Company	(11)	(23)

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in $ millions)	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	109	124
Accounts receivable (net of allowances for doubtful accounts of $22 and $22)	228	180
Deferred income taxes	3	3
Other current assets	201	168

Total current assets	541	475
Property and equipment, net	411	431
Goodwill	986	986
Trademarks and tradenames	314	314
Other intangible assets, net	661	681
Cash held as collateral	137	137
Investment in Orbitz Worldwide	72	77
Non-current deferred income taxes	6	6
Other non-current assets	224	237

Total assets	3,352	3,344

Liabilities and equity
Current liabilities:
Accounts payable	105	88
Accrued expenses and other current liabilities	479	485
Current portion of long-term debt	39	50

Total current liabilities	623	623
Long-term debt	3,376	3,357
Deferred income taxes	42	42
Other non-current liabilities	277	279

Total liabilities	4,318	4,301

Commitments and contingencies
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	718	717
Accumulated deficit	(1,522)	(1,511)
Accumulated other comprehensive loss	(176)	(176)

Total shareholders’ equity	(980)	(970)
Equity attributable to non-controlling interest in subsidiaries	14	13

Total equity	(966)	(957)

Total liabilities and equity	3,352	3,344

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(in $ millions)	2012	2011
Operating activities of continuing operations
Net loss	(12)	(24)
Loss from discontinued operations, net of tax	—	10

Net loss from continuing operations	(12)	(14)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	57	56
Equity-based compensation	2	—
Amortization of debt finance costs	9	3
Non-cash interest on payment-in-kind debt	3	—
(Gain) loss on interest rate derivative instruments	(2)	2
Gain on foreign exchange derivative instruments	(6)	(3)
Equity in losses of investment in Orbitz Worldwide	3	5
FASA liability	(3)	(5)
Defined benefit pension plan funding	(2)	—
Changes in assets and liabilities:
Accounts receivable	(47)	(52)
Other current assets	(11)	(5)
Accounts payable, accrued expenses and other current liabilities	20	68
Other	18	6

Net cash provided by operating activities of continuing operations	29	61

Net cash used in operating activities of discontinued operations	—	(9)

Investing activities
Property and equipment additions	(15)	(21)

Financing activities
Repayment of revolver borrowings	(35)	—
Proceeds from revolver borrowings	25	—
Repayment of capital lease obligations	(4)	(2)
Repayment of term loans	—	(3)
Payments on settlement of derivative contracts	(16)	—
Net share settlement for equity-based compensation	(1)	—
Contribution from non-controlling interest shareholders	2	—

Net cash used in financing activities	(29)	(5)

Effect of change in exchange rates on cash and cash equivalents	—	4

Net (decrease) increase in cash and cash equivalents	(15)	30
Cash and cash equivalents at the beginning of period (including cash of discontinued operations)	124	242

Cash and cash equivalents at the end of period	109	272
Less: Cash of discontinued operations	—	(98)

Cash and cash equivalents of continuing operations at end of period	109	174

Supplementary disclosures of cash flow information of continuing operations
Interest payments	86	99
Income tax payments, net	3	3

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Operating Income	Three Months Ended March 31,
	2012	2011
Travelport Adjusted EBITDA	140	147
Less adjustments:
Corporate transaction costs	(3)	(3)
Restructuring charges	—	(3)
Equity-based compensation	(2)	—
Litigation and related costs	(6)	(8)
Other	(6)	2

Total	(17)	(12)

EBITDA	123	135
Less: Depreciation and amortization	(57)	(56)

Operating income	66	79

Reconciliation of Travelport Adjusted EBITDA to Net Cash Provided by Operating Activities of Continuing Operations and Unlevered Free Cash Flow	Three Months Ended March 31,
	2012	2011
Travelport Adjusted EBITDA	140	147
Less:
Interest payments	(86)	(99)
Tax payments	(3)	(3)
Changes in operating working capital	(11)	30
FASA liability payments	(3)	(5)
Defined benefit pension plan funding	(2)	—
Other adjusting items	(6)	(9)

Net cash provided by operating activities of continuing operations	29	61
Add back interest paid	86	99
Capital expenditures on property and equipment additions of continuing operations	(15)	(18)
Repayment of capital lease obligations	(4)	(2)

Unlevered free cash flow	96	140

Travelport Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Travelport Adjusted EBITDA is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Travelport Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations. Travelport Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratios under our credit agreement covenants. These ratios use the Travelport Adjusted EBITDA for the last twelve months and the consolidated net debt and the first lien debt as at the balance sheet date and are known as the Total Leverage Ratio and the First Lien Leverage Ratio. Travelport is currently in compliance with its Total Leverage Ratio and its First Lien Leverage Ratio. A breach of these covenants could result in a default under the senior secured credit agreement and the indentures governing the notes.

Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by (used in) operating activities of continuing operations adjusted to exclude cash interest payments and include capital expenditures and capital lease repayments. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and its ability to meet current and future financing and investing needs.

TRAVELPORT LIMITED

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2012	2011	Change	% Change
Segments (in millions)
Americas	49	47	2	3.5%
International:
Europe	24	24	—	(1.9)%
Middle East and Africa	10	10	—	5.7%
Asia Pacific	15	15	—	3.9%

Total Segments	98	96	2	2.4%